UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2015

VIRTUAL PIGGY, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-53944 (Commission File Number)	35-2327649 (I.R.S. Employer Identification No.)
1221 Hermosa Avenue, Suite 210, Hermosa Beach, California 90254 (Address of principal executive offices, including zip code) (310) 853-1950 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On July 20, 2015, Virtual Piggy, Inc. (the “Company”) issued $250,200 aggregate principal amount of unsecured Promissory Notes to certain accredited investors (the “Investors”) pursuant to Promissory Note Agreements.  The notes issued consist of (i) $200,200 aggregate principal amount of unsecured promissory notes (“Class A Unsecured Notes”) and (ii) $50,000 aggregate principal amount of unsecured promissory notes (“Class B Unsecured Notes”).  The Class A Unsecured Notes and Class B Unsecured Notes are referred to collectively herein as the “Notes”.  Each purchaser of Notes also received a two-year Warrant to purchase a number of shares of common stock equal to approximately twenty percent of the principal amount invested at an exercise price of $0.90 per share (the “Warrants”), resulting in the issuance in the aggregate of Warrants to purchase 50,000 shares of Company common stock.

The Notes bear interest at a rate of ten percent (10%) per annum and mature on the six (6) month anniversary of the issuance date, or on such earlier date that (i) the Company completes the closing of a specified joint venture agreement or (ii) the Company completes the sale of at least an additional $1 million of 10% Secured Convertible Promissory Notes (the “Maturity Date”).  As an additional inducement, the purchasers of Class A Unsecured Notes only will receive, on the Maturity Date, a commitment fee equal to seven and one-half percent (7.5%) of the original principal amount.

ITEM 3.02.  Unregistered Sales of Equity Securities.

The information provided under Item 2.03 regarding the unregistered sale of securities is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUAL PIGGY, INC.

Date: July 24, 2015	By:	/s/ Jo Webber
Jo Webber Chief Executive Officer

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